SIXTH AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT

    THIS SIXTH AMENDMENT effective as of January 1, 2026 (the “Effective Date”), to the Amended and Restated Custody Agreement, dated as of July 30, 2018 (the "Custody Agreement"), is entered into by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the "Advisor"), Baird Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

    WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by the parties.

    NOW, THEREFORE, the parties agree as follows:

1.Section 13.01 of the Agreement is hereby superseded and replaced in its entirety with the following:

Effective Period. The term of this Agreement shall be effective for a period of five (5) years beginning as of January 1, 2026, and will continue in effect until December 31, 2030 (the “Renewal Term”), provided that the Company may request that the fees be renegotiated on or after January 1, 2026, if the Company’s net assets at such time exceed $___, in which case U.S. Bank, N.A. agrees to negotiate such fees in good faith.

2.Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

SIGNATURES ON NEXT PAGE

    IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

BAIRD FUNDS, INC.                U.S. BANK, N.A.

By: /s/ Mary Ellen Stanek                By: /s/ Gregory Farley
    Name: Mary Ellen Stanek         Name: Gregory Farley
    Title: President         Title: Senior Vice President

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Charles M. Weber
    Name: Charles M. Weber
    Title: Managing Director

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